UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 27, 2007

Exact Name of Registrant as Specified in
	Charter; State of Incorporation;	IRS Employer
Commission File Number	Address and Telephone Number	Identification Number

1-8962	Pinnacle West Capital Corporation	86-0512431
(an Arizona corporation)
400 North Fifth Street, P.O. Box 53999
Phoenix, AZ 85072-3999
(602) 250-1000

1-4473	Arizona Public Service Company	86-0011170
(an Arizona corporation)
400 North Fifth Street, P.O. Box 53999
Phoenix, AZ 85072-3999
(602) 250-1000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
     This combined Form 8-K is separately filed by Pinnacle West Capital Corporation and Arizona Public Service Company. Each registrant is filing on its own behalf all of the information contained in this Form 8-K that relates to such registrant and, where required, its subsidiaries. Except as stated in the preceding sentence, neither registrant is filing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Item 8.01. Other Events
     APS General Rate Case and Power Supply Adjustor
     On April 27, 2007, an administrative law judge (“ALJ”) with the Arizona Corporation Commission (the “ACC”) issued a recommended order in connection with (a) Arizona Public Service Company’s (“APS”) general retail rate case pending before the ACC and (b) APS’ application to recover through a surcharge approximately $45 million of deferrals under its power supply adjustor (“PSA”) related to unplanned 2005 Palo Verde outages. For additional information regarding APS’ rate request and the PSA, see “APS General Rate Case” and “Power Supply Adjustor” in Note 3 of Notes to Consolidated Financial Statements in the Pinnacle West Capital Corporation/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (“Note 3”). The recommended order and related ACC press release are attached to this report as Exhibits 99.1and 99.2, respectively. The following discussion addresses key aspects of the recommended order and is qualified in its entirety by reference to the recommended order.
     The ALJ recommended an increase of approximately $286 million, or 13.5%, in APS’ annual base retail revenues, which includes a fuel-related increase of approximately $280 million and non-fuel related increases of approximately $6 million. The ALJ recommended that the rate increase take effect June 1, 2007, at which time the interim PSA adjustor approved on May 1, 2006 would terminate. See “Interim Rate Increase” in Note 3 for additional information regarding the interim PSA adjustor. The ALJ’s recommended rate increase is based on a return on equity of 10.75%; a 45%/55% long-term debt/common equity capital structure; a weighted-average cost of capital of 8.32%; an original cost rate base of $4.4 billion; and a base rate for fuel and purchased power costs of $0.0312 per kilowatt-hour (“kWh”).
     The ALJ recommended various modifications to the PSA, including the following: (a) the annual PSA adjustor would be established based on projected, rather than historical, fuel and purchased power costs; (b) the 90/10 sharing arrangement under which APS absorbs 10% of retail fuel and purchased power costs above the base rate and retains 10% of the benefit below the base rate would be modified to exclude certain costs, such as renewable energy resources and the fixed element of long-term purchase power agreements acquired through competitive procurement; (c) the cumulative plus or minus $0.004 per kWh limit from the base fuel amount over the life of the PSA would be eliminated, while the maximum plus or minus $0.004 per kWh limit to changes in the adjustor rate in any one year would remain in effect; and (d) there would not be a preset annual limit on the amount of fuel and purchased power costs that could recovered through base rates and the PSA. The ALJ recommended that the modified PSA take effect June 1, 2007 based on the difference between APS’ proposed 2007 projected fuel and purchased power costs of $0.0325 per kWh and the base fuel rate of $0.0312 per kWh.
     The ALJ recommended that the ACC not adopt any of APS’ additional recommendations to improve APS’ financial metrics (accelerated depreciation, inclusion of construction work in process in rate base, and an “attrition adjustment”).
     The ALJ recommended (a) the disallowance of approximately $14 million, including accrued interest ($8 million after income taxes), of the PSA deferrals related to unplanned 2005 Palo Verde outages and (b) the recovery by APS of the balance of the PSA deferrals (approximately $34 million) over a twelve-month period through a temporary PSA surcharge to be effective concurrently with the implementation of new rates. As of May 1, 2007, these deferrals are expected to total approximately $48 million, including accrued interest. The ALJ also recommended that the ACC require APS and the ACC staff to develop a set of “nuclear performance standards” for the ACC to consider in a separate proceeding.

     APS and other parties to the rate case may file exceptions to the recommended order no later than May 15, 2007. APS is currently evaluating the recommended order and expects to file its exceptions to the ALJ’s recommendations by that date. After the exceptions have been filed by APS and the other parties, the ACC will then consider the ALJ’s recommended order and the exceptions. We cannot predict the timing or the outcome of this rate case or the resulting levels of regulated revenues.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit
No.	Registrant(s)	Description

99.1	Pinnacle West Capital Corporation (“Pinnacle West”) APS	ACC ALJ Recommended Order on APS General Rate Case and Power Supply Adjustor, issued April 27, 2007.

99.2	Pinnacle West APS	ACC Press Release issued April 27, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION (Registrant)
Dated: April 30, 2007	By:	/s/ Donald E. Brandt
Donald E. Brandt
Executive Vice President and Chief Financial Officer

ARIZONA PUBLIC SERVICE COMPANY (Registrant)
Dated: April 30, 2007	By:	/s/ Donald E. Brandt
Donald E. Brandt
President and Chief Financial Officer

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